SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 23, 2009

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act

❑	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.05	Costs Associated with Exit or Disposal Activities

On June 23, 2009, FMC Corporation (“FMC” or “the Company”) made the decision to phase out operations of its Barcelona, Spain facility by March 2010. This decision was announced to the facility employees on July 1, 2009. The facility is part of Foret which is included in FMC’s Industrial Chemicals segment. High costs at the Barcelona facility coupled with reduced demand for product manufactured at that site have made it uneconomical for FMC to continue operations.

The Company expects that the phase out of the Barcelona facility will result in estimated pre-tax charges to income from continuing operations of approximately $32 to 36 million over the next four quarters, beginning in the second quarter of 2009. Estimates of the total cost the Company expects to incur for each major type of cost associated with the phase out are: (i) accelerated depreciation of fixed assets to be abandoned of approximately $14 to 15 million, and (ii) other charges of approximately $18 to 21 million primarily related to severance and employee benefits and to a lesser extent clean-out and demolition costs. Net cash outlays related to the phase out are expected to be approximately $19 to 20 million.

Item 2.06	Material Impairments

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/s/ W. KIM FOSTER
W. Kim Foster Senior Vice President and Chief Financial Officer

Date: July 1, 2009